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                                                                   Exhibit 10.15

                                DIGITAL ISLAND
                             353 Sacramento Street
                                  Suite 1520
                            San Francisco, CA 94111

                                January 8, 1999


Mr. Thomas Thompson
2 Townsend Street, Apt. #2806
San Francisco, CA 94101


Dear Tom:

          On behalf of Digital Island, I am pleased to extend this offer of employment to you. We all look forward to your joining our organization and contributing to our future success.

          The terms of our offer are as follows:

          1. You will serve as Chief Financial Officer and will report directly to me as President. You will commence employment in such position no later than January 25, 1999.

          2. Your base salary will be at the annual rate of $170,000 and will be paid in accordance with the Company's payroll practices, subject to all applicable withholdings.

          3. For each fiscal year of the Company during your period of employment, beginning with the fiscal year starting October 1, 1998, you will be entitled to incentive compensation in an amount not less than twenty thousand dollars ($20,000) which is to become payable upon (i) the Company's achievement of the financial objectives and performance milestones established by the Board for each such year, (ii) achievement of your individual objectives as agreed by you and the President each year and (iii) your continuation in employment through the close of that year.

          4. As soon as possible following your actual commencement of employment with the Company, you will be granted a stock option for the number of shares of the Company's common stock equal to one percent (1%) of the total number of shares of the Company's common stock currently outstanding on a fully-diluted basis (including shares issuable upon conversion of outstanding preferred stock or upon exercise of outstanding stock options).

          For purposes of your option grant, you will be deemed to have commenced employment with the Company once you have terminated employment with your current employer, accepted this offer letter and become subject to the control and direction of the Company as to your job assignments. The option will have an exercise price per share equal to the fair market value per share of the Company's common stock on the grant date, as such value is determined by the Board. The option will be an incentive stock option under the federal tax
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                                                                 January 8, 1999
                                                                          Page 2

laws, to the maximum extent allowable, and the balance will be a non-statutory option. The option will have a maximum term of ten (10) years, subject to earlier termination upon your cessation of employment. The option will become exercisable for twenty-four percent (24%) of the option shares upon your completion of one year of employment with the Company and will become exercisable for the balance of the option shares in a series of thirty-eight
(38) successive monthly installments, each equal to two percent (2%) of the total number of option shares, upon your completion of each of the next thirty eight (38) months of employment with the Company following the first anniversary of your start date. The remaining terms of your option will be governed by the provisions of the Company's 1998 Stock Incentive Plan. No additional vesting will occur after your termination of employment.

          5. In the event of a Change in Control, your option described in Paragraph 4 above will accelerate and become immediately exercisable for all of the option shares as fully-vested shares, unless the acquiring entity assumes
                                          ------
the option. If your option is assumed and does not accelerate in the event of a Change in Control, then immediately upon an Involuntary Termination of your employment with the Company (or successor entity), which occurs within eighteen
(18) months after the effective date of such Change in Control and more than six
(6) months after the date you commence employment with the Company, your option will immediately vest and become exercisable for all the shares at the time subject to that option and may be exercised for any or all of those shares as fully-vested shares at any time prior to the expiration or sooner termination of your option.

          For purposes of this Paragraph 5 and Paragraph 9, the following definitions shall be in effect:

          Change in Control shall mean any of the following transactions
          -----------------
effecting a change in ownership or control of the Company:

               (i) a merger, consolidation or reorganization approved by the Company's shareholders, unless securities representing more than fifty
                             ------
     percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company's outstanding voting securities immediately prior to such transaction, or

               (ii) any shareholder-approved transfer or other disposition of all or substantially all of the Company's assets in complete liquidation or dissolution of the Company, or

               (iii) the acquisition, directly or indirectly by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company), of beneficial ownership (within the meaning of Rule 13d-3 of the
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                                                                 January 8, 1999
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     Securities Exchange Act of 1934, as amended) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities pursuant to a tender or exchange offer made directly to the Company's shareholders.

          In no event, however, shall a Change in Control be deemed to occur in connection with any public offering of the Company's common stock.

          Involuntary Termination shall mean (i) the involuntary termination of
          -----------------------
your employment with the Company other than a termination for "Cause" or (ii) your voluntary resignation within ninety (90) days following (A) a material reduction in the scope of your duties and responsibilities or the level of management to which you report, (B) a reduction in the level of your compensation (including base salary, fringe benefits and target bonuses under any corporate-performance based incentive program) by more than fifteen percent (15%) or (C) a relocation of your principal place of employment by more than fifty (50) miles. Involuntary Termination shall not include the termination of your employment by reason of death or disability. Your employment will be deemed to be terminated for "Cause" if your termination occurs for any of the
                             -----
following reasons: (i) your commission of a felony or your embezzlement of the Company's funds, (ii) any unauthorized use or disclosure of the Company's proprietary information, (iii) any intentional misconduct on your part which has a materially adverse effect upon the Company's business or reputation or (iv) your repeated and willful failure to perform the duties, functions and responsibilities of your executive position after written warning from the Company.

          6. You will be eligible to participate in all group term life insurance plans, group health plans, accidental death and dismemberment plans and short-term disability programs and other executive perquisites which are made available to the Company's executives and for which you qualify. You will accrue paid vacation benefits at the rate of one (1) week per calendar quarter.

          7. At the time you commence employment with the Company, you will be required to execute the Company's standard Proprietary Information and Inventions Agreement, a copy of which will be furnished to you prior to your start date.

          8.  Your employment with the Company is not for any specified period of time. As a result, either you or the Company are free to terminate your employment relationship at any time for any reason, with or without cause. In addition, your employment relationship will immediately terminate upon your death or disability. At the time your employment terminates, the Company will only be required to pay you (i) any unpaid base salary for services rendered through the date of such termination and (ii) the dollar value of all accrued and unused vacation benefits based upon the level of base salary in effect for you at the time of your termination.
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                                                                 January 8, 1999
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          9.   However, upon an Involuntary Termination of your employment with the Company that occurs more than twelve (12) months after the date your employment with the Company commences, whether or not that termination is in connection with a Change in Control, you will be entitled to salary continuation payments, at the monthly rate of the base salary in effect for you at the time of such termination, for a period of six (6) months. Such salary continuation payments will be made at semi-monthly intervals on the 15th and last day of each calendar month and will be subject to all applicable withholding requirements. All bonus entitlement will cease with any bonus payable to you for the close of the fiscal quarter immediately preceding the date of your Involuntary Termination.

          10. Verification of your citizenship or right to work in the United States is required, and you will need to provide proof of this on your first day of employment.

          11. This offer letter constitutes the full and complete agreement between us concerning the terms of your employment. Although your duties, title, compensation and/or benefits, as well as the Company's personnel policies and procedures, may change from time to time, the "at will" nature of your employment may only be changed by an express written agreement signed by you and a duly-authorized officer of the Company.

          We are delighted that you will be joining Digital Island. We believe that you bring the skills and expertise to help us continue to build our reputation in the industry. We look forward to working with you in developing the full potential of our company.

          This offer letter will remain outstanding until January 18, 1999. To indicate your acceptance of the foregoing terms of your employment, please sign the duplicate original of this letter and return it to my attention by the close of business on January 18, 1999.


                                        Very truly yours,

                                        _______________________________________
                                        Ruann F. Ernst, President and Chief
                                        Executive Officer
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                                                                 January 8, 1999
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                                  ACCEPTANCE

          I hereby accept and agree to the terms of the foregoing offer of employment with Digital Island.

                                  __________________________________________
                                               Thomas Thompson


                                  DATED:  January ______, 1999